Exhibit 10.1

INVOICE PURCHASE AND SECURITY AGREEMENT

THIS INVOICE PURCHASE AND SECURITY AGREEMENT (“Agreement”) is made on this 28th day of September 2022 between Stryve Foods, LLC dba Stryve Biltong, Vacadillos, Stryve Foods Company, B. Real Foods, a Texas limited liability company, Braaitime LLC, a Texas limited liability company, Biltong Acquisition Company, LLC dba Biltong USA, a Texas limited liability company, and Kalahari Snacks, LLC, a Texas limited liability company (collectively, together herein referred to as the “Sellers”) and Alterna Capital Solutions LLC, a Florida limited liability company (“Purchaser”).

1. Definitions and Index to Definitions. The following terms shall have the following meanings. All capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Uniform Commercial Code (the “UCC”) as adopted in the Chosen State:

1.1. “Account” – the right to payment of a monetary obligation, whether or not earned by performance, for property that has been or is to be sold, licensed, assigned, or otherwise disposed of or for services rendered or to be rendered.

1.2. “Account Debtor” - any person who is obligated to Seller on an Account, Chattel Paper, or General Intangible.

1.3. “Advance Rate” – 70%, provided however, if Dilution is (i) less than 15% but greater than or equal to 12% for three consecutive months at any time after the date of this Agreement, the Advance Rate shall increase to 77% with respect to new transactions that occur after the applicable Advance Rate Increase Date, and/or (ii) less than 12% for three consecutive months at any time after the date of this Agreement, the Advance Rate shall increase to 85% with respect to new transactions that occur after the applicable Advance Rate Increase Date.

1.4. “Advance Rate Increase Date” – As applicable, (i) the first day of the month following the third consecutive month in which Dilution is less than 15% but greater than or equal to 12%, and/or (ii) the first day of the month following the third consecutive month in which Dilution is less than 12%.

1.5. “Affiliate” - With respect to any person that is a corporation, each other person that owns or controls directly or indirectly the person, any person that controls or is controlled by or is under common control with the person, and each of that person’s senior executive officers, directors, and partners and, for any person that is a limited liability company, that person’s managers and members.

1.6. “Avoidance Claim” - Any claim that a payment received by Purchaser is a preference or otherwise avoidable under the United States Bankruptcy Code or any other debtor-relief statute.

1.7. “Balance Subject to Funds Usage Daily Rate” - The unpaid Face Amount due on all Purchased Accounts minus the Reserve Account.

1.8. “Business Day” – A day on which a bank is open for business in the Chosen State.

1.9. “Chosen State” - Texas.

1.10. “Clearance Days”-Three days.

1.11. “Closed” - An Account for which Purchaser has received full payment.

1.12. “Collateral” - All now owned and hereafter acquired personal property and fixtures, and proceeds thereof, (including proceeds of proceeds) of Seller including without limitation: Accounts including accounts receivable; Chattel Paper; Inventory; Equipment; Instruments, including Promissory Notes; Investment Property; Documents; Deposit Accounts; Letter of Credit Rights; General Intangibles; and Supporting Obligations.

1.13. “Collateral Monitoring Fee” -0.15% of the average daily balance of all Eligible Accounts, which shall be charged and paid on the last day of each month during the Term and any Renewal Term.

1.14. “Complete Termination” - Complete Termination occurs upon satisfaction of the following conditions: (i) payment in full of all Obligations (other than contingent indemnification obligations for which no claim or demand has been made); (ii) if Purchaser has issued or caused to be issued guarantees, promises, or letters of credit on behalf of Seller, acknowledgement from any beneficiaries thereof that Purchaser or any other issuer has no outstanding direct or contingent liability therein; and (iii) Seller and all guarantors of the Obligations have executed and delivered to Purchaser a general release in a form reasonably acceptable to Purchaser.

1.15. “Default Rate” shall mean 25% or the maximum interest rate allowed by law.

1.16. “Dilution” means, as of any date of determination, a percentage that is the result of dividing the dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, deductions, or other dilutive items as determined by Purchaser with respect to the Accounts, by (b) Sellers’ billings with respect to Accounts.

1.17. “Early Termination Fee” - See Section 22.1.

1.18. “Eligible Account” - An Account other than:

(a)	An Account that has not been paid within the earlier of (i) sixty (60) days after the date when due and payable, and (ii) one hundred twenty (120) days after the invoice date or;

(b)	An Account where the Account Debtor is organized or maintains its principal place of business outside of the United States;

(c)	An Account that is not billed and payable in US Dollars;

(d)	An Account where the Account Debtor disputes liability, makes a claim for offset (other than offsets that do not exceed 25% of the Face Amount of the Account), or makes any claim with respect thereto, as to which Purchaser believes, in its reasonable discretion, that there is a basis for dispute (but only to the extent of the amount subject to such dispute or claim); or

(e)	An Account that is unacceptable for purchase, as determined by Purchaser in its sole discretion.

1.19. “Events of Default” - See Section 20 herein.

1.20. “Exposed Payments” – With respect to an Account which Seller has repurchased or could be required to repurchase hereunder, payments received by Purchaser from or for the Account of a Payor that has become subject to a bankruptcy proceeding, to the extent such payments were made within ninety (90) days of the commencement of said bankruptcy case.

1.21. “Face Amount” - The face amount due on an Account on the Purchase Date.

1.22. “Facility Fee” – 1.0% of the Maximum Amount, which Seller shall pay $100,000 at the time of closing and the remaining $50,000 in three (3) equal consecutive monthly installments of $16,666.67 with the first installment due a month after the closing date. Seller shall pay the Facility Fee of 1.0% of the Maximum Amount on any incremental increases to the Maximum Amount, only for the increased amount. Seller shall additionally pay the Facility Fee on each anniversary of the closing date thereafter.

1.23. “Funds Usage Daily Fee” – The fee Seller shall pay to Purchaser on a daily basis on the Balance Subject to Funds Usage Daily Rate, which shall be calculated as the Funds Usage Percentage multiplied by the Balance Subject to Funds Usage Daily Rate.

1.24. “Funds Usage Percentage” – Prime Rate plus 2.25% per annum, which rate shall increase or decrease on the same date as any change in the Prime Rate.

1.25. “Ineligible Account” - An Account other than an Eligible Account as determined by Purchaser in its sole discretion.

1.26. “Invoice” - The document that evidences or is intended to evidence an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account to which it relates.

1.27. “Maximum Amount” –$15,000,000. At Seller’s option and subject to no events of default existing or continuing at the time, the Maximum Amount may be increased to an amount of up to $20,000,000. Any increase in the Maximum Amount above the initial $15,000,000 shall be subject to an additional Facility Fee of 1.0% only for the increased amount.

1.28. “Misdirected Payment Fee” – The fee Seller shall pay to Purchaser for each payment on account of a Purchased Account which has been received by Seller or by a third party and not paid to Purchaser within 3 Business Days following the earlier of (a) the date of receipt of the payment by Seller or a third party or (b) the date of Seller’s knowledge of receipt of the payment by such third party (“Misdirected Payment”). The amount of the Misdirected Payment Fee shall be 15% of the amount of the Misdirected Payment.

1.29. Missing Notation Fee” – The fee Seller shall pay to Purchaser on the Purchase Date of an Invoice if the Invoice is missing a notice of assignment legend as required by Section 4 herein. The amount of the Missing Notation Fee shall be 15% of the Face Amount of the Invoice on the Purchase Date.

1.30. “Obligations” - All present and future obligations and liabilities owing by Seller to Purchaser, whether direct or indirect, absolute or contingent, including without limitation interest, fees, and costs, whether arising hereunder or otherwise, and whether arising before, during or after the commencement of any case filed under title 11 of the United States Bankruptcy Code or any other debtor relief proceeding in which Seller is a debtor.

1.31. “Parties” - Seller and Purchaser.

1.32. “Payor” - An Account Debtor, other obligor, or entity obligated on an Account, making payment on behalf of such party.

1.33. “Plan” – The projections and pro forma financials provided by Seller to Purchaser on September 2, 2022.

1.34. “Prime Rate” - The Prime Rate published in the “Money Rates” table in The Wall Street Journal. If two or more Prime Rates are published in the “Money Rates” table for the same date, the highest of such rates shall be the Prime Rate. If the date upon which a change in the interest rate is to occur is a date upon which The Wall Street Journal is not published, or the Prime Rate is not available in the Money Rates table of The Wall Street Journal the Prime Rate shall be determined from the immediately preceding edition of The Wall Street Journal, in which the Money Rates table and Prime Rate is available. If The Wall Street Journal ceases to be published or ceases to publish the Prime Rate in the Money Rates table, Purchaser will choose a new index that is reasonably determined by Purchaser to be based upon comparable information.

1.35. “Purchase Date” - The date on which Purchaser has advised Seller in writing that it has agreed to purchase an Account

1.36. “Purchase Price” - The Face Amount of a Purchased Account on the Purchase Date.

1.37. “Purchased Account” - An Account purchased by Purchaser which is not Closed.

1.38. “Purchased Account Debtors” – Account Debtors whose Accounts have on one or more occasions been Purchased Accounts.

1.39. “Renewal Term” – See Section 22.

1.40. “Required Reserve Amount” – The Reserve Percentage multiplied by the unpaid balance of all Purchased Accounts, plus all amounts due on Ineligible Accounts, plus all accrued fees and expenses.

1.41. “Reserve Account” - A bookkeeping account on the books of Purchaser representing the portion of the Purchase Price which has not been paid by Purchaser to Seller, maintained by Purchaser to secure Seller’s performance with the provisions hereof.

1.42. “Reserve Percentage” - 100% minus the Advance Rate.

1.43. “Reserve Shortfall” - The amount by which the Reserve Account is less than the Required Reserve Amount.

1.44. “Term” - See Section 22.

1.45. “Termination Date” - The earlier of (i) the date on which Purchaser terminates this Agreement pursuant to Section 22, or (ii) the last day of the Term or the Renewal Term during which Seller terminates this Agreement pursuant to Section 22.

2. Assignment and Sale. Seller hereby sells and shall continue to sell to Purchaser as absolute owner, and Purchaser hereby purchases and shall continue to purchase from Seller, with full recourse, Seller’s Accounts as Purchaser determines in its sole discretion. Each Account shall be accompanied by such documentation supporting and evidencing the Account as Purchaser may request. Purchaser shall pay the Purchase Price of any Purchased Account, less (i) the Reserve Percentage multiplied by the Purchase Price and (ii) any amounts due to Purchaser from Seller, within two (2) Business Days of the Purchase Date to the account described on Schedule B hereto. Seller represents that all Purchased Accounts are true, correct, and collectible and are sold to Purchaser free and clear of any claims. Purchaser may, but need not, purchase from Seller such Accounts as Purchaser determines to be Eligible Accounts. Purchaser does not intend to purchase any Account that will cause the unpaid balance of Purchased Accounts outstanding at any time to exceed the Maximum Amount.

3. Reserve Account.

3.1.	Purchaser may pay any amounts due Seller hereunder by a credit to the Reserve Account.

3.2.	Seller shall pay to Purchaser on demand the amount of any Reserve Shortfall.

3.3.	So long as there is no existing Event of Default, Purchaser shall pay to Seller upon Seller’s request, any amount by which the Reserve Account exceeds the Required Reserve Amount.

3.4.	Purchaser may charge the Reserve Account with any Obligation.

3.5.	Except as provided in Section 3.3, Purchaser may retain the Reserve Account until Complete Termination.

4. Notice of Assignment and Lock Box. Purchaser is hereby authorized to notify any Purchased Account Debtor that the Seller’s present and future Accounts have been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser. All Invoices for Accounts sent by Seller to Purchased Account Debtors shall contain on the face of the Invoice the following statement: “This account is assigned and payable only to Alterna Capital Solutions LLC (“ACS”). All payments shall be sent to ACS at: P.O. Box 936601, Atlanta, GA 31193-6601.”Exposed Payments. Upon termination of this Agreement, Seller shall pay to Purchaser (or Purchaser may retain), to hold in a non-segregated, non-interest-bearing account, an amount equal to the amount of all Exposed Payments (the “Preference Reserve”). Purchaser may apply amounts in the Preference Reserve to reimburse itself for the amount of any Exposed Payments that Purchaser is required to pay to the bankruptcy estate of the Payor that made the Exposed Payment, because of a claim asserted under Section 547 of the Bankruptcy Code. Purchaser shall refund to Seller from time to time that balance of the Preference Reserve for which a claim under Section 547 of the Bankruptcy Code can no longer be asserted due to the passage of the statute of limitations, settlement with the bankruptcy estate of the Payor or otherwise.

5. Authorization for Purchases. Subject to the terms and conditions of this Agreement, Purchaser is authorized to purchase Accounts upon telephonic, facsimile, or other instructions that Purchaser reasonably believes are from an officer, employee, or representative of Seller.

6. Fees. Seller shall pay to Purchaser throughout the Term and any Renewal Term, the following fees, as applicable: the Collateral Monitoring Fee, Facility Fee, the Funds Usage Daily Fee, the Misdirected Payment Fee, Missing Notation Fee, and Early Termination Fee on the date(s) that each fee is due and payable as provided as set forth in Sections 1.13, 1.17 1.22, 1.23, 1.28, and 1.29 hereof, and shall be charged by Purchaser to the Reserve Account. All computations of interest and fees shall be made by Purchaser on the basis of a three hundred and sixty (360) day year, for the actual number of days elapsed. The actual number of days excludes the day on which the funds are advanced and includes the day on which the interest or fee is paid. Each determination by Purchaser of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

7. Other Charges and Expenses. Seller shall reimburse Purchaser for all out-of-pocket costs and expenses incurred in connection with this Agreement, including but not limited to the following: $20.00 per wire, the actual UCC filing fees and other search costs, the actual field examination fees directly incurred by Purchaser in the administration of this Agreement, and all attorney’s fees and costs actually incurred by Purchaser in connection with this Agreement (collectively, “Reimbursable Expenses.”). Reimbursable Expenses are due on a Business Day that is no more than ten (10) days after receipt by Seller of an invoice for such Reimbursable Expense. In the event such Reimbursable Expenses are not paid when due, Purchaser may charge the Reserve Account therefor.

8. Repurchase of Accounts. Seller shall within five (5) Business Days of demand by Purchaser repurchase any Purchased Account that Purchaser determines is an Ineligible Account and on such demand shall pay to Purchaser the then unpaid amount due on such Purchased Account, together with any accrued but unpaid fees relating to the Purchased Account. Purchaser shall retain its security interest in any Purchased Account repurchased by Seller.

9. Security Interest. To secure payment and performance of all present and future Obligations, Seller grants to Purchaser a continuing first priority security interest in and to the Collateral. Seller shall execute and deliver to Purchaser such documents and instruments, including without limitation, UCC-1 financing statements, as Purchaser may request from time to time in order to evidence and perfect its security interest in the Collateral. Seller authorizes Purchaser to file a UCC-1 financing statement, including without limitation, original financing statements, amendments, and continuation statements, in all jurisdictions and offices Purchaser deems appropriate which names Seller as the debtor and describes the Collateral. Notwithstanding the creation of this security interest, it is the intent of the Parties that the relationship of the Parties in respect to all Purchased Accounts shall at all times be that of purchaser and seller, and not that of lender and borrower, Purchaser is and shall not be a fiduciary of Seller, although Seller may be a fiduciary of Purchaser. Purchaser acknowledges and agrees that Seller will grant a security interest in the Collateral to Decathlon Alpha V, L.P. (“Decathlon”) to secure other indebtedness and that Decathlon’s security interest in Seller’s present and future assets (other than Seller’s present and future Accounts, Payment Intangibles, and Inventory) is intended to be senior and prior in interest to the security interest herein granted to Purchaser, such security interest and lien of Decathlon, being the “Decathlon Lien”.

10. Clearance Days. Clearance Days shall be added to the date on which Purchaser receives any payment before such payment is credited to reduce outstanding amounts due hereunder.

11. Authorization to Purchaser. Seller will attempt to work with Purchaser to develop a reasonable plan to permit Purchaser to exercise, at Seller’s sole expense, the powers identified in this Section 11. Notwithstanding the foregoing, Purchaser shall have sole discretion to exercise at any time any of the following powers until all of the Obligations have been fully satisfied and discharged: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser or Seller, proceeds of (i) prior to an Event of Default, any Purchased Account or Account on which a Purchased Account Debtor is obligated, and (ii) upon the occurrence and during the continuance of an Event of Default, any Collateral; (b) take or bring, in the name of Purchaser or Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon (i) prior to an Event of Default, all Purchased Accounts or accounts on which a Purchased Account Debtor is obligated, and (ii) upon the occurrence and during the continuance of an Event of Default, all Collateral; (c) file any claim under (i) any bond or (ii) under any trust fund with respect to any of the foregoing issued for the benefit of Seller individually or as a member of a class or group; (d) with respect to any credit insurance policy in which Seller is an insured, in the name of Seller and/or Purchaser: (i) file a claim thereunder; and (ii) as required under the policy, assign to the insurer any rights that Seller and/or Purchaser may have in (A) prior to an Event of Default, any Purchased Account or Account on which a Purchased Account Debtor is obligated, and (B) upon the occurrence and during the continuance of an Event of Default, any Accounts; (e) pay any sums necessary to discharge any lien, claim, or encumbrance (other than the Decathlon Lien or any other lien described on Schedule A) which is senior to Purchaser’s security interest in any assets of Seller, which sums shall be included as Obligations of and in connection with such sums the Default Rate shall accrue and shall be immediately due and payable on the Balance Subject to Funds Usage Daily Rate; (f) notify any Purchased Account Debtor obligated with respect to any Account, that the underlying Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser (on and after the occurrence and during the continuance of an Event of Default, Purchaser may so notify any Account Debtor obligated with respect to any Account); (g) communicate directly with Purchased Account Debtors to verify the amount and validity of any Account owing by such Purchased Account Debtors (on and after the occurrence and during the continuance of an Event of Default, Purchaser may so communicate with any Account Debtor obligated with respect to any Account); (h) endorse and deposit on behalf of Seller any checks tendered by an Account Debtor “in full payment” of its obligation to Seller (and Seller shall not assert against Purchaser any claim arising therefrom, irrespective of whether such action by Purchaser effects an accord and satisfaction of Seller’s claims, under §3-311 of the Uniform Commercial Code, or otherwise); and (i) in Purchaser’s name or on behalf of Seller, with Seller to be bound thereby, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions (collectively, a “Settlement”), all Purchased Accounts (and after the occurrence and during the continuance of an Event of Default, all Accounts) and discharge or release any Account Debtor or other obligor (including filing of any public record releasing any lien granted to Seller by such Account Debtor), without affecting any of the Obligations. All settlements are presumed to be commercially reasonable, with the burden of proof on Seller with respect thereto.

12.	ACH Authorization. After the occurrence and during the continuance of an Event of Default, in order to satisfy any of the Obligations or to recover any overpayment made by Purchaser to Seller, Purchaser is authorized and may process electronic debit or credit entries through the ACH system to the deposit account described on Schedule B hereto.

13. Agreements by Seller.

13.1. After written notice by Purchaser to Seller, and automatically, without notice following an Event of Default, Seller shall not (a) grant any extension of time for payment of any of its Accounts, (b) compromise or settle any of its Accounts for less than the full amount, (c) release in whole or in part any Payor, or (d) grant credits, discounts, allowances, deductions, or return authorizations for any Accounts (other than credits, discounts, allowances, deductions, or return authorizations that do not exceed 25% of the Face Amount of any Account).

13.2. Seller shall keep either electronically or at its principal place of business for a period of five years all books of account and business records related to its Accounts and Collateral, which books and records are subject to inspection by Purchaser and its agents and representatives during normal business hours. Purchaser or its designee shall have access, upon 3 days’ prior written notice, during reasonable business hours on a Business Day if prior to an Event of Default and, immediately, during reasonable business hours on a Business Day at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, and Seller shall permit Purchaser or its designee to make copies of such books and records as Purchaser may request.

13.3. Seller shall give Purchaser thirty (30) days’ prior written notice of any proposed change to its present name, the address of its headquarters or where its books and records are located, any proposed purchase of a majority interest in its equity ownership or proposed purchase of all or substantially all of its assets, any management, and any proposed change to its jurisdiction of organization or type of legal organization.

13.4. Seller shall pay when due all of its payroll taxes and other taxes and shall provide proof of payment to Purchaser.

13.5. Seller shall not create, incur, or permit the existence of any lien (other than the Decathlon Lien) upon any Collateral without prior consent of Purchaser, which consent will not be unreasonably withheld so long as the subordinate secured party and Purchaser enter into a consent agreement acceptable to Purchaser. As of the date of this Agreement, Purchaser consents to the existence of the UCC liens identified on Schedule A attached hereto, which (other than the Decathlon Lien) are in existence as of the date of this Agreement, subject to the terms and conditions set forth in Schedule A.

13.6. Seller shall provide Purchaser, within four (4) Business Days of receipt by Seller, copies of any material business or legal notices, summonses, complaints, or other proceedings received by Seller.

13.7. Seller shall pay to Purchaser within three (3) Business Days following the date of receipt by Seller the amount of (a) any payment on account of a Purchased Account; and (b) after the occurrence of an Event of Default, any payment on account of any Account. Seller shall hold the funds described herein in trust for Purchaser and such funds shall not be commingled with any funds of Seller.

13.8. Seller shall provide to Purchaser, within ten (10) Business Days of the end of each calendar month the following information: (a) a detailed aging of accounts receivable as of the last day of each month, (b) a detailed aging of accounts payable as of the last day of each month, (c) a detailed bank statement as of the last day of each month, and (d) internally prepared financial statements including a profit and loss statement and balance sheet.

13.9. Seller shall provide to Purchaser, within ten (10) days of filing thereof, copies of Seller’s quarterly Federal withholding (Form 941) filings together with copies of tax deposit receipts or other proof of deposits pertaining thereto.

13.10. Seller shall provide to Purchaser, annually within one hundred twenty (120) days after the close of Seller’s fiscal year, financial statements, including a profit and loss statement and balance sheet.

13.11. In the event that Seller sends a notice of assignment to a Payor obligated with respect to any Account pursuant to Section 11(f), (a) Seller shall not direct such Payor to pay such Account to Seller or any other entity or individual, or undermine or interfere with such notice of assignment in any manner; and (b) Seller agrees that a violation of this Section 13.11 will put the value of the Collateral at risk and will cause irreparable harm to Purchaser and Purchaser shall be entitled to injunctive relief to prevent such violation without the necessity of proving that actual damages are not an adequate remedy. Purchaser will be entitled to any proceeds of Accounts received by Seller from such violation.

14. Account Statement. Purchaser may make available to Seller a statement setting forth the transactions arising hereunder. Each statement shall be considered correct and binding, absent manifest error, upon Seller as an account statement, except to the extent that Purchaser receives, within sixty (60) days after the availability of such statement, written notice from Seller of any specific exceptions by Seller to that statement, and then it shall be binding against Seller as to any items to which it has not objected.

15. Account Disputes. Seller shall notify Purchaser of all disputes concerning any Purchased Account, and at Purchaser’s request Seller shall settle all disputes concerning any Purchased Account, at Seller’s sole cost and expense. Seller shall not, without Purchaser’s prior consent, compromise or adjust a Purchased Account or grant any additional discounts, allowances, or credits on a Purchased Account in excess of 25% of the Face Amount of the Purchased Account. Purchaser may attempt to settle, compromise, or litigate any dispute upon such terms, as Purchaser deems advisable.

16. Overadvance. If at any time and for any reason the total aggregate amount of outstanding Balance Subject to Funds Usage Daily Rate exceeds the eligible Purchased Accounts (any such excess being an “Overadvance”), Seller will within three Business Days of demand by Purchaser pay to Purchaser in cash the amount of any such Overadvance. Without affecting Seller’s obligation to repay to Purchaser the amount of each Overadvance, if an Overadvance is not paid (and is still continuing) within three (3) Business Days after such demand by Purchaser, without limiting the Purchaser’s right to declare an Event of Default, Seller shall pay Purchaser a fee (the “Overadvance Fee”) in an amount of $500.00 per each occurrence of an Overadvance, plus interest on such Overadvance at the Default Rate. Without limiting the foregoing, all Overadvances shall be deemed Obligations and shall be secured by the Collateral and guaranteed under all guaranties executed in connection with the Agreement.

17. Representation and Warranties. Seller represents and warrants that (a) Seller is fully authorized to enter into this Agreement; (b) this Agreement constitutes a legal and valid obligation that is binding upon Seller and that is enforceable against it; (c) Seller is solvent and in good standing in the state of its organization; (d) there are no pending actions, suits, or other legal proceedings of any kind (whether civil or criminal) now pending (or, to its knowledge, threatened) against Seller, the adverse result of which would in any material respect negatively affect its property or financial condition, or threaten its continued operations; (e) Seller has not conducted business under or used any other name, whether legal or fictitious (except as otherwise provided herein); (f) the Purchased Accounts are and will (i) remain bona fide existing Obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of its business, (ii) are unconditionally owed and will be paid to Purchaser without defenses, disputes, offsets (other than offsets that do not exceed 25% of the Face Amount of any Account), counterclaims, or rights of return or cancellation (provided that, for the avoidance of doubt, any breach of this Section 17(f)(ii) shall not be an Event of Default hereunder if Seller repurchased the applicable Purchased Account pursuant to Section 8 hereunder), (iii) not sales to any Affiliate of Seller, and (iv) “arm’s length” transactions; (g) Seller has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Purchased Accounts; (h) none of Seller nor any of its subsidiaries, nor to the knowledge of Seller, any director, officer, agent, employee, Affiliate or other person acting on behalf of Seller or any of its subsidiaries is, or is owned or controlled by persons that are, (i) the subject of any sanctions administered or enforced by the US Department of the Treasury’s Office of Foreign Assets Control, the US Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Hong Kong Monetary Authority or other relevant sanctions authority (collectively “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Cuba, Russia, the Crimea region of Ukraine, Iran, North Korea, Sudan and Syria; (h) None of Seller nor any of its subsidiaries, nor to the knowledge of Seller, any director, officer, agent, employee, Affiliate or other person acting on behalf of Seller or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”). Furthermore, to the extent applicable, Seller and, to the knowledge of Seller, its Affiliates have conducted their businesses in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

18. Indemnification. Seller agrees to indemnify Purchaser and hold it harmless against any and all manner of suits, claims, liabilities, demands, damages, expenses, attorneys’ fees, and collection costs resulting from or arising out of this Agreement, whether directly or indirectly (“Indemnified Loss”) and shall pay to Purchaser on demand the amount of such Indemnified Loss; provided, however, in no event shall Seller indemnify Purchaser for any suits, claims, liabilities, demands, damages, expenses, attorneys’ fees, and collection costs resulting from the gross negligence or willful misconduct of Purchaser or any person or entity acting on behalf of Purchaser or for any lost profits, lost savings or other consequential, incidental, punitive, or special damages. Without limiting the generality of the foregoing, Seller’s indemnification shall include but not be limited to, any loss arising out of Purchaser’s exercise of its rights pursuant to Section 11 herein and any assertion of any Avoidance Claim. With respect to an Avoidance Claim, Seller shall notify Purchaser within two (2) days of Seller’s becoming aware of the assertion of an Avoidance Claim, provided, that, if such second day is not a Business Day, Seller shall so notify Purchaser on the first Business Day following such two (2) day period. This provision shall survive termination of this Agreement.

19. Disclaimer of Liability. Purchaser will not be liable to Seller for any lost profits, lost savings or other consequential, incidental, punitive, or special damages resulting from or arising out of or in connection with this Agreement.

20. Default and Events of Default. The following events will constitute an Event of Default hereunder: (a) Seller defaults in the payment of any Obligations when due and does not cure such default within three (3) Business Days of the default; provided that to the extent a payment has been received but has not been applied as the Clearance Days have not yet passed, such payment shall not be in default; (b) Seller fails to perform any covenant or agreement, provision or other undertaking under this Agreement and does not cure such default within fifteen (15) days of the default; (c) any representation or warranty of Seller contained in this Agreement proves to be false in any way unless Seller cures the breach of the representation or warranty within fifteen (15) days of the default; (d) Seller or any guarantor of the Obligations becomes subject to any debtor-relief proceedings; (e) any guarantor fails to perform or observe any of the guarantor’s Obligations to Purchaser or shall notify Purchaser of its intention to rescind, modify, terminate or revoke any guaranty, or any guaranty shall cease to be in full force and effect for any reason whatever; provided that if any guaranty ceases to be in full force and effect because guarantor is no longer employed by Seller, and such cessation of the guaranty as a consequence of the guarantor’s no longer being employed by Seller will not constitute an Event of Default hereunder unless, within thirty (30) days thereafter, a replacement guarantor, acceptable to Seller, does not execute a guaranty reasonably acceptable to Seller in respect of the Obligations; (f) any lien, garnishment, attachment or the like shall be issued against or shall attach to the Purchased Accounts, the Collateral or any portion thereof and the same is not released within ten (10) days; and (g) any event or circumstance occurs after the date hereof that causes Purchaser for any reason, in good faith, to deem itself insecure with respect to the prospect of repayment or performance of any Obligations.

SELLER WAIVES ANY REQUIREMENT THAT PURCHASER INFORM SELLER BY AFFIRMATIVE ACT OR OTHERWISE OF ANY ACCELERATION OF SELLER’S OBLIGATIONS. PURCHASER’S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY “DEFAULT” OR “PAST DUE” RATE SHALL NOT BE DEEMED A WAIVER BY PURCHASER OF ITS CLAIM FOR SUCH INTEREST OR FEES.

Upon the occurrence of any Event of Default, in addition to any rights Purchaser has under this Agreement or applicable law, Purchaser may immediately terminate this Agreement, at which time all Obligations shall immediately become due and payable without notice.

At option of Purchaser, (i) from and after the occurrence of an Event of Default, and without constituting a waiver of any such Event of Default, and/or (ii) if the Obligations are not paid in full by the Termination Date, the Obligations shall bear interest at the Default Rate.

21. Amendment and Waiver. This Agreement may only be modified in writing signed by all Parties. No failure or delay in exercising any right shall impair any right that Purchaser has, nor shall any waiver by Purchaser be deemed a waiver of any default or breach occurring subsequently. Purchaser’s rights and remedies are cumulative and not exclusive of each other or of any rights or remedies that Purchaser would otherwise have.

22. Term and Termination Date. This Agreement shall be effective when executed by all of the Parties, shall continue in full force and effect for 24 months thereafter (the “Term”), and shall be further extended automatically annually for an additional 12 month period (the “Renewal Term”), unless Seller provides written notice to Purchaser at least sixty (60) days prior the end of the respective Term or Renewal Term. Notwithstanding the preceding sentence, such termination shall not occur, and the Agreement shall continue as if no notice was given unless, on the Termination Date, Complete Termination has occurred.

22.1. If Seller provides notice of its intent to terminate under Section 22 hereof during the Term and Seller intends to finance or refinance the Obligations with an entity that engages primarily in factoring, then in addition to any other fees or amounts due under this Agreement, Seller agrees that it will pay Purchaser a fee (“Early Termination Fee”) equal to (i) 2% of the Maximum Amount if this Agreement is terminated during the first 12 months of this Agreement, and (ii) 1% of the Maximum Amount if this Agreement is terminated after the first 12 months and Seller provides a sixty (60) day termination notice to Purchaser prior to the end of the Term.

22.2. Purchaser may terminate this Agreement at any time by giving Seller thirty (30) days’ prior written notice of termination, whereupon this Agreement shall terminate on the earlier date of thirty (30) days thereafter or the end of the then current Term or Renewal Term, upon which Termination Date Seller shall fully repay to Purchaser all Obligations; provided, that, if such Termination Date occurs as a result of a termination of this Agreement by Purchaser within ninety (90) days of the date on which the most recent Facility Fee was paid by or on behalf of Seller, the amount to be repaid by Seller pursuant to this Section 22.2 shall be reduced by the pro rata amount of such Facility Fee, in respect of the period from the Termination Date until the next anniversary of the closing date.

23. No Lien Termination without Release. In recognition of Purchaser’s right to have its out-of-pocket attorneys’ fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Seller, Purchaser shall not be required to record any terminations or satisfactions of any of Purchaser’s liens on the Collateral unless and until Complete Termination has occurred. Seller understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.

24. Conflict. Unless otherwise expressly stated in any other agreement between Purchaser and Seller, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

25. Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

26. Expenses. In addition to those expenses set forth in Section 7 hereof, Seller agrees to reimburse Purchaser the actual amount of all out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, which Purchaser may incur (a) protecting, preserving or enforcing any lien, security or other right granted by Seller to Purchaser or arising under applicable law, whether or not suit is brought, including but not limited to the defense of any Avoidance Claims or the defense of Purchaser’s lien priority; (b) for travel and attorneys’ fees and expenses incurred in complying with any subpoena or other legal process in any way relating to Seller; and (c) for the actual amount of all costs and expenses, including reasonable attorneys’ fees, which Purchaser may incur in enforcing this Agreement, or in connection with any federal or state insolvency proceeding commenced by or against Seller or any Payor, including those (i) arising out of an automatic stay, (ii) seeking dismissal or conversion of a bankruptcy proceeding or (iii) opposing confirmation of Seller’s plan thereunder. All expenses will be subtracted from the Reserve Account and are payable by Seller upon demand by Purchaser. This provision shall survive termination of this Agreement.

27. Entire Agreement. This Agreement supersedes all prior or contemporaneous agreements and understandings between the Parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement. No course of dealing, course of performance, or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

28. Choice of Law. This Agreement shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State.

29. Jury Trial Waiver. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING HEREUNDER, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

30. Venue; Jurisdiction. The Parties agree that any suit, action, or proceeding arising out of the subject matter or the interpretation, performance, or breach of this Agreement, shall, if Purchaser so elects, be instituted in the Courts of Orange County, Florida (each an “Acceptable Forum”). Each Party agrees that the Acceptable Forums are convenient to it, and each Party irrevocably submits to the jurisdiction of the Acceptable Forums, irrevocably agrees to be bound by any judgment rendered in connection with this Agreement and waives any and all objections to jurisdiction or venue that it may have under the laws of the Acceptable Forums or otherwise in those courts in any such suit, action, or proceeding. Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Purchaser as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum.

31. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement, and any Party delivering such an executed counterpart of the signature page to this Agreement by such means to any other Party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other Party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

32. Notice. All notices required to be given to any Party shall be deemed given upon the first to occur of (i) receipt of transmittal sent by commercial overnight carrier, (ii) transmittal by electronic means to a receiver under the control of such Party; or (iii) actual receipt by such Party or an employee or agent of such Party. Notices shall be sent to the following addresses, or to such other addresses as each such Party may in writing hereafter indicate in accordance with this Section 32:

PURCHASER:	Alterna Capital Solutions LLC
2420 Lakemont Ave, Suite 350
Orlando, FL 32814

SELLER:	Stryve Foods, LLC
dba Stryve Biltong, Vacadillos, Stryve Foods Company, B. Real Foods
5801 Tennyson Pkwy, Ste 275
Plano, TX 75024

Braaitime LLC
5801 Tennyson Pkwy, Ste 275
Plano, TX 75024

Biltong Acquisition Company, LLC dba Biltong USA
5801 Tennyson Pkwy, Ste 275
Plano, TX 75024

Kalahari Snacks, LLC
5801 Tennyson Pkwy, Ste 275
Plano, TX 75024

33. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

34. Assignment. Purchaser may assign its rights and delegate its duties hereunder. Upon such assignment, Seller shall be deemed to have attorned to the assignee, shall owe the same Obligations to such assignee and shall accept performance hereunder from the assignee as if such assignee were Purchaser.

35. Confidentiality and Nondisclosure. The Parties agree that the terms of this Agreement, all business methods and trade secrets, and any and all other records and information will be held in strict confidence and treated as the confidential property of the other Party. A Party will not, except in the due performance of its duties or the enforcement of its rights under this Agreement, disclose any of the foregoing to any person, unless specifically authorized to do so in writing by the other Party or unless required by law. Purchaser acknowledges that Seller is a publicly registered company and that any information related to Seller, other than publicly available information is confidential and may contain material non-public information. The provisions of this Section shall survive the termination of this Agreement.

36. Time of the Essence. It is agreed that time is of the essence in all matters herein.

37. Service of Process. Seller agrees that Purchaser may effect service of process upon Seller by notice in accordance with Section 32.

38. Headings. The title of this Agreement and the subject headings of the sections and subsections of this Agreement are included for the purposes of convenience and shall not affect the construction of interpretation of any of its provisions.

39. Construction. This Agreement and all agreements relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys and shall be construed accordingly.

40. Account Purchase Transaction. Seller acknowledges that it does business as a commercial enterprise and that this Agreement is intended to be an “account purchase transaction,” as defined by Texas Finance Code § 306.001(1) and pursuant to Texas Finance Code §306.103, it is intended that no amount charged under this Agreement shall constitute interest. Seller further acknowledges that (i) in accordance with § 9-109(e) of the UCC, it is intended that the transactions under this Agreement are sales of Accounts and not secured transactions, and that, upon purchase of a Purchased Account the title to such Purchased Account, legal and equitable, shall pass to Purchaser regardless of whether Purchaser has any recourse against Seller, whether Seller is entitled to a surplus, or any other terms of this Agreement and (ii) in accordance with § 9-318 of the UCC, Seller will not retain any legal or equitable interest in any Purchased Account sold under this Agreement.

IN WITNESS WHEREOF the Parties hereto have affixed their hands and seals on the day and year first above written.

SELLER:

Stryve Foods, LLC dba Stryve Biltong, Vacadillos, Stryve Foods Company, B. Real Foods

By:	Andina Holdings, LLC, its sole Member
By:	Stryve Foods, Inc., its Managing Member

By:	/s/ Robert Alex Hawkins
Name:	Robert Alex Hawkins
Title:	Chief Financial Officer

Braaitime LLC

By:	Stryve Foods, LLC, its sole Member
By:	Andina Holdings, LLC, its sole Member
By:	Stryve Foods, Inc., its Managing Member

By:	/s/ Robert Alex Hawkins
Name:	Robert Alex Hawkins
Title:	Chief Financial Officer

Biltong Acquisition Company, LLC dba Biltong USA

By:	Stryve Foods, LLC, its sole Member
By:	Andina Holdings, LLC, its sole Member
By:	Stryve Foods, Inc., its Managing Member

By:	/s/ Robert Alex Hawkins
Name:	Robert Alex Hawkins
Title:	Chief Financial Officer

Kalahari Snacks, LLC

By:	Stryve Foods, LLC, its sole Member
By:	Andina Holdings, LLC, its sole Member
By:	Stryve Foods, Inc., its Managing Member

By:	/s/ Robert Alex Hawkins
Name:	Robert Alex Hawkins
Title:	Chief Financial Officer

PURCHASER:

Alterna Capital Solutions LLC

By:	/s/ Eugene Stanley Carpenter
Name:	Eugene Stanley Carpenter
By:	President

SCHEDULE A

PERMITTED LIENS

SCHEDULE B

SELLER’S ACCOUNT FOR PAYMENTS AND ACH DEBIT BY PURCHASER